SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON D.C.  20549

                                   FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  August 16, 2001


                           First Health Group Corp.
            (Exact name of registrant as specified in its charter)


           Delaware                0-15846               36-3307583
 (State of Incorporation)        (Commission            (IRS Employer
                                 File Number)        Identification No.)


 3200 Highland Avenue, Downers Grove, IL                     60515
 (Address of principal executive offices)                  (Zip Code)


                                (630) 737-7900
             (Registrant's telephone number including area code)

 Item 2.   Acquisition or Disposition of Assets


 On August 16, 2001, First Health Group Corp. (the "Company") completed the acquisition of all of the outstanding shares of capital stock of CCN Managed Care, Inc. ("CCN") and Preferred Works, Inc. from HCA-The Healthcare Company and VH Holdings, Inc. (collectively, the "Sellers") for a purchase price of approximately $195 million in cash, subject to a working capital adjustment. The acquisition was effected pursuant to the terms of a Stock Purchase Agreement, dated as of May 18, 2001 (as amended as of August 16, 2001), among the Company and the Sellers, which resulted from arms'-length negotiations between the Company and the Sellers. The purchase price was paid from borrowings under the Company's existing line of credit.

 CCN is a non-risk managed care company, based in San Diego, CA, offering workers' compensation, group health and auto injury management programs. CCN manages more than $6 billion in health care costs annually.


 Item 7.   Financial Statements and Exhibits

   (a)  Financial Statements of Businesses Acquired

   It is impracticable to provide the required financial statements for the acquired businesses at the time of the filing of this Current Report on Form 8-K. Such financial statements will be filed under cover of a Form 8-K/A as soon as practicable, but in any event not later than October 30, 2001.


   (b)  Pro Forma Financial Information

   It is impracticable to provide the pro forma financial information for the effect of the acquired businesses at the time of the filing of this Current Report on Form 8-K. Such financial information will be filed under cover of a Form 8-K/A as soon as practicable, but in any event not later than October 30, 2001.


   (c) Exhibits

   Exhibit 2.1: Stock Purchase Agreement, dated as of May 18, 2001, among the Company and the Sellers. *

   Exhibit 2.2: Agreement and Acknowledgment With Respect to Stock Purchase Agreement, dated as of August 16, 2001, among the Company and the Sellers.

   * In accordance with Item 601(b) (2) of Regulation S-K, the exhibits to this agreement and the related disclosure schedules have not been filed. The Company agrees to furnish a copy of any such omitted exhibit or disclosure schedule to the Securities and Exchange Commission upon request.


                                  SIGNATURES


 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               First Health Group Corp. (Registrant)



 August 27, 2001               /s/ Joseph E. Whitters
                               ---------------------------
                               Vice President, Finance and
                               Chief Financial Officer